SUB-ADVISORY AGREEMENT AMENDMENT

This Amendment dated as of September 13, 2017 (the “Amendment”) to the Sub-Advisory Agreement dated April 30, 2008 (the “Agreement”), is between Lincoln Investment Advisors Corporation, a Tennessee corporation (the “Adviser”), and T. Rowe Price Associates, Inc., a Maryland corporation (the “Sub-Adviser”).

WHEREAS, the Adviser currently serves as the investment adviser to the Fund listed on Schedule A of the Agreement;

WHEREAS, pursuant to the Agreement, the Sub-Adviser provides sub-advisory services to the LVIP T. Rowe Price Growth Stock Fund; and

WHEREAS, the Adviser and the Sub-Adviser have agreed to reduce sub-advisory fees under the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Agreement is amended as follows:

1.	Schedule A shall be deleted and replaced with the attached Schedule A.

2.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

3.	This Agreement may be executed in two or more counterparts, which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

Lincoln Investment Advisors Corporation	T. Rowe Price Associates, Inc.

By: /s/ Jayson R. Bronchetti	By: /s/ Savonne C. Ferguson

Name: Jayson R. Bronchetti	Name: Savonne C. Ferguson

Title: President	Title: Vice President

SCHEDULE A

to Sub-Advisory Agreement

between

Lincoln Investment Advisors Corporation and

T. Rowe Price Associates, Inc.

Fee Schedule

[REDACTED]

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